Exhibit 99.1
Tyler Technologies Reports Earnings
For Second Quarter 2011
Recurring software revenues rose 8.5 percent
DALLAS — July 27, 2011 — Tyler Technologies, Inc. (NYSE: TYL) today announced financial results for the quarter ended June 30, 2011. Tyler reported total revenue of $76.7 million and net income of $5.6 million, or $0.17 per diluted share. In the same quarter last year, the Company had revenue of $72.6 million and net income of $6.2 million, or $0.17 per diluted share. Gross margin decreased 20 basis points to 44.5 percent compared to 44.7 percent in the year-ago quarter.
Recurring software revenue from maintenance and subscriptions was $42.3 million in the second quarter of 2011, an increase of 8.5 percent compared to the second quarter of 2010, and comprised 55.2 percent of the quarter’s total revenue.
Free cash flow for the second quarter of 2011 was $1.3 million (cash provided by operating activities of $1.9 million minus capital expenditures of $0.6 million) compared to negative $8.6 million (cash used by operating activities of $7.3 million minus capital expenditures of $1.3 million) in the second quarter of last year. Capital expenditures in the second quarter of 2010 included $0.4 million related to real estate.
EBITDA, or earnings before interest, income taxes, depreciation and amortization, was $12.3 million in the second quarter of 2011, compared to $13.1 million in the prior-year quarter.
Total backlog was a record high $296.0 million at June 30, 2011, up 14.7 percent from $258.0 million at June 30, 2010. Software-related backlog (excluding appraisal services) was $272.2 million compared to $223.9 million at June 30, 2010.
Tyler ended the second quarter of 2011 with $3.5 million in cash and investments and $110.2 million of availability under its $150.0 million revolving line of credit. During the second quarter, Tyler repurchased approximately 578,000 shares of its common stock at an average price of $24.28 per share. As of June 30, 2011, the Company was authorized to repurchase up to 1.8 million additional shares.
“We are encouraged by Tyler’s second-quarter results in a market that continues to be characterized by longer sales cycles and delays in the timing of new business,” said John S. Marr Jr., Tyler’s president and chief executive officer. “Our growth was driven by strength in our recurring revenues from maintenance and subscriptions, which rose 6 percent and 25 percent, respectively, over last year’s second quarter, as more new and existing customers are opting for our SaaS offerings. Although both license and professional services revenues declined from last year, the declines narrowed from those experienced in the past several quarters.
“We are closely managing our operating costs and staffing levels, as well as our SG&A expenses, which generally grew in line with revenues in the second quarter. Our research and development expenses increased more than 34 percent from the same period last year, primarily due to the timing of recognition of research and development offsets related to our Microsoft Dynamics® AX project. During the second quarter of 2011, we did not recognize any offsets to R&D expense, compared to $1.1 million of offsets recognized in last year’s second quarter. We currently expect to recognize approximately $3.0 million in offsets in the second half of this year.
- more -

Tyler Technologies Reports Earnings
For Second Quarter 2011
July 27, 2011

“We are also pleased with the level of new contract signings in the second quarter, highlighted by a $31 million contract with the state of Oregon for our Odyssey® court management system. In addition to finishing the quarter with our backlog of signed contracts at its highest level ever, our new business pipeline remains very active,” said Mr. Marr. “However, the timing of new business signings and revenue recognition remain somewhat unpredictable as a result of local government budget pressures.”
Annual Guidance for 2011
Total revenues for 2011 are currently expected to be in the range of $305 million to $310 million. Tyler expects that diluted earnings per share will be approximately $0.74 to $0.79. These estimates include assumed pretax non-cash stock-based compensation expense of approximately $6.5 million, or $0.15 per share after taxes. The Company currently estimates that its effective tax rate for 2011 will be approximately 39.6 percent. Tyler expects that capital expenditures for the year will be between $12.5 million and $13.0 million, including approximately $6.6 million related to real estate, and that depreciation and amortization expense will be between $10.5 million and $11.0 million.
Tyler Technologies will hold a conference call on Thursday, July 28, at noon Eastern Time to discuss the Company’s results. To participate in the teleconference, please dial into the call a few minutes before the start time: (877) 317-6789 (U.S. callers) and (412) 317-6789 (international callers), and reference confirmation code 451939 when prompted. A replay will be available two hours after the completion of the call through Aug. 5, 2011. To access the replay, please dial (877) 344-7529 (U.S. callers) and (412) 317-0088 (international callers) and reference passcode 451939. The live webcast and archived replay can also be accessed at www.tylertech.com.
About Tyler Technologies, Inc.
Based in Dallas, Tyler Technologies is a leading provider of end-to-end information management solutions and services for local governments. Tyler partners with clients to empower the public sector—cities, counties, schools and other government entities—to become more efficient, more accessible and more responsive to the needs of citizens. Tyler’s client base includes more than 9,000 local government offices throughout all 50 states, Canada, the Caribbean and the United Kingdom. Forbes Magazine named Tyler as one of “America’s 200 Best Small Companies” for three consecutive years. More information about Tyler Technologies can be found at www.tylertech.com.
Non-GAAP Measures
This press release discloses the financial measures of EBITDA and free cash flow. These financial measures are not prepared in accordance with generally accepted accounting principles (GAAP) and are therefore considered non-GAAP financial measures. The non-GAAP measures should be considered in addition to, and not as a substitute for, or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. The non-GAAP measures used by Tyler Technologies may be different from non-GAAP measures used by other companies. We believe the presentation of these non-GAAP financial measures provides useful information to users of our financial statements and is helpful to fully understand our past financial performance and prospects for the future. We believe EBITDA and free cash flow are widely used by investors, analysts, and other users of our financial statements to analyze operating performance, provide meaningful comparisons to prior periods and to compare our results to those of other companies, and they provide a more complete understanding of our underlying operational results and trends, as well as our marketplace performance and our ability to generate cash. In addition, we internally monitor and review these non-GAAP financial measures on a consolidated basis as some of the primary indicators management uses to evaluate Company performance and for planning and forecasting future periods. Therefore, management believes that EBITDA and free
- more -

Tyler Technologies Reports Earnings
For Second Quarter 2011
July 27, 2011

cash flow provide meaningful supplemental information to the investor to fully assess the financial performance, trends and future prospects of Tyler’s core operations.
This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical in nature and typically address future or anticipated events, trends, expectations or beliefs with respect to our financial condition, results of operations or business. Forward-looking statements often contain words such as “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates,” “plans,” “intends,” “continues,” “may,” “will,” “should,” “projects,” “might,” “could” or other similar words or phrases. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. We believe there is a reasonable basis for our forward-looking statements, but they are inherently subject to risks and uncertainties and actual results could differ materially from the expectations and beliefs reflected in the forward-looking statements. We presently consider the following to be among the important factors that could cause actual results to differ materially from our expectations and beliefs: (1) changes in the budgets or regulatory environments of our customers, primarily local and state governments, that could negatively impact information technology spending; (2) our ability to achieve our financial forecasts due to various factors, including project delays by our customers, reductions in transaction size, fewer transactions, delays in delivery of new products or releases or a decline in our renewal rates for service agreements; (3) economic, political and market conditions, including the recent global economic and financial crisis, and the general tightening of access to debt or equity capital; (4) technological and market risks associated with the development of new products or services or of new versions of existing or acquired products or services; (5) our ability to successfully complete acquisitions and achieve growth or operational synergies through the integration of acquired businesses, while avoiding unanticipated costs and disruptions to existing operations; (6) competition in the industry in which we conduct business and the impact of competition on pricing, customer retention and pressure for new products or services; (7) the ability to attract and retain qualified personnel and dealing with the loss or retirement of key members of management or other key personnel; and (8) costs of compliance and any failure to comply with government and stock exchange regulations. A detailed discussion of these factors and other risks that affect our business are described in our filings with the Securities and Exchange Commission, including the detailed “Risk Factors” contained in our most recent annual report on Form 10-K. We expressly disclaim any obligation to publicly update or revise our forward-looking statements.
###
(Comparative results follow)
Contact: Brian K. Miller
Executive Vice President — CFO
Tyler Technologies, Inc.
(972) 713-3720
brian.miller@tylertech.com
11-39

TYLER TECHNOLOGIES, INC.
CONDENSED INCOME STATEMENTS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues:
Software licenses	$8,308	$8,735	$15,130	$17,184
Subscriptions	7,277	5,807	14,241	11,060
Software services	17,992	18,506	34,756	35,562
Maintenance	35,056	33,212	70,568	66,628
Appraisal services	5,987	4,925	12,184	9,200
Hardware and other	2,115	1,415	3,249	2,786

Total revenues	76,735	72,600	150,128	142,420
Cost of revenues:
Software licenses	989	852	1,784	1,559
Acquired software	244	398	539	796
Software services, maintenance and subscriptions	35,502	34,595	70,682	69,476
Appraisal services	3,702	3,131	7,526	6,008
Hardware and other	2,161	1,149	2,837	2,087

Total cost of revenues	42,598	40,125	83,368	79,926
Gross profit	34,137	32,475	66,760	62,494
Selling, general and administrative expenses	18,466	17,439	35,754	35,000
Research and development expense	5,035	3,744	9,584	7,260
Amortization of customer and trade name intangibles	803	807	1,607	1,613

Operating income	9,833	10,485	19,815	18,621
Other expense, net	(524)	(102)	(1,024)	(144)

Income before income taxes	9,309	10,383	18,791	18,477
Income tax provision	3,685	4,134	7,439	7,356

Net income	$5,624	$6,249	$11,352	$11,121

Earnings per common share:
Basic	$0.18	$0.18	$0.36	$0.32

Diluted	$0.17	$0.17	$0.34	$0.31

EBITDA (1)	$12,338	$13,141	$24,749	$23,926

Weighted average common shares outstanding:
Basic	32,005	34,862	31,912	34,815
Diluted	33,848	36,203	33,650	36,262

(1)	Reconciliation of EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net income	$5,624	$6,249	$11,352	$11,121
Amortization of customer and trade name intangibles	803	807	1,607	1,613
Depreciation and other amortization included in cost of revenues and selling, general and administrative expenses	1,831	1,862	3,612	3,705
Interest expense included in other expense, net	395	89	739	131
Income tax provision	3,685	4,134	7,439	7,356

EBITDA	$12,338	$13,141	$24,749	$23,926

TYLER TECHNOLOGIES, INC.
CONDENSED BALANCE SHEETS
(Amounts in thousands)

	June 30,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,412	$2,114
Short-term investments available-for-sale	25	25
Accounts receivable, net	90,486	81,860
Other current assets	12,305	11,344
Deferred income taxes	3,106	3,106

Total current assets	107,334	98,449

Accounts receivable, long-term portion	631	1,231
Property and equipment, net	40,511	34,851
Non-current investments available-for-sale	2,101	2,126

Other assets:
Goodwill and other intangibles, net	122,789	125,138
Other	1,788	2,237

Total assets	$275,154	$264,032

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$22,797	$22,059
Deferred revenue	110,455	102,590

Total current liabilities	133,252	124,649

Revolving line of credit	31,500	26,500
Deferred income taxes	5,952	5,911
Shareholders’ equity	104,450	106,972

Total liabilities and shareholders’ equity	$275,154	$264,032

TYLER TECHNOLOGIES, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Six months ended June 30,
	2011	2010
Cash flows from operating activities:
Net income	$11,352	$11,121
Adjustments to reconcile net income to net cash provided (used) by operations:
Depreciation and amortization	5,219	5,318
Share-based compensation expense	2,969	3,073
Excess tax benefit from exercise of share-based arrangements	(1,692)	(1,161)
Changes in operating assets and liabilities, exclusive of effects of acquired companies	1,479	(18,725)

Net cash provided (used) by operating activities	19,327	(374)

Cash flows from investing activities:
Proceeds from sale of investments	25	50
Cost of acquisitions, net of cash acquired	—	(9,661)
Additions to property and equipment	(8,416)	(3,493)
Decrease in restricted investments	—	1,000
Decrease in other	214	3

Net cash used by investing activities	(8,177)	(12,101)

Cash flows from financing activities:
Purchase of treasury shares	(20,884)	(14,398)
Increase in net borrowings on revolving line of credit	5,000	14,650
Contributions from employee stock purchase plan	924	951
Proceeds from exercise of stock options	1,416	1,607
Excess tax benefit from exercise of share-based arrangements	1,692	1,161

Net cash (used) provided by financing activities	(11,852)	3,971

Net decrease in cash and cash equivalents	(702)	(8,504)
Cash and cash equivalents at beginning of period	2,114	9,696

Cash and cash equivalents at end of period	$1,412	$1,192